Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

April 6, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. ANNOUNCES SPECIAL DIVIDEND

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today announced that its Board of Directors has declared a special cash dividend of $1.50 per share to shareholders of the Company’s common stock.

The special dividend is payable on April 28, 2006 to stockholders of record on April 17, 2006. The payout is expected to total approximately $65.3 million based on the current 43.5 million shares outstanding.

“Our actions today reflect our confidence in the Company’s future; our business is capable of generating sufficient cash to significantly grow the store network and fund major capital improvements, and we believe it is also fitting to directly reward shareholders with the results of our success,” commented president and chief executive officer Michael D. Fisher. “We will continue to repurchase common stock as needed to offset the dilutive effects of stock options, but our priority continues to be using our resources to grow the Company and create long-term value for investors.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with 262 locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation, intense competition in the retail industry, ability to open new stores in a cost-effective and timely manner, consumer sensitivity to economic conditions, unanticipated changes in fashion trends and changing consumer preferences, lack of adequate sources of merchandise at acceptable prices, seasonality and the importance of the holiday selling season, effectiveness of advertising, marketing and promotional strategies, disruption in the distribution process, extreme or unseasonable weather conditions, ability to close under-performing stores in a cost-effective and timely manner, ability to adequately protect Company trademark(s), dependency on key personnel, and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-G

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com